UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 21, 2021

SKYE BIOSCIENCE, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-55136	45-0692882
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5910 Pacific Center Blvd. Suite 320, San Diego, CA 92121
(Address of principal executive offices)

(949) 480-9051
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On July 21, 2021, Skye Bioscience, Inc. (the “Company”) entered into a letter agreement (“Letter Agreement”) with two existing accredited investors to exercise certain outstanding warrants (the “Exercise”) to purchase up to an aggregate of 21,166,667 shares of the Company’s common stock at an exercise price per share of $0.06 (the “Existing Warrants”). The Existing Warrants were issued on August 4, 2020, had an exercise price of $0.06 per share and an exercise period of five years from the date of issuance.

The issuance of the 21,166,667 shares of common stock of the Company upon exercise of the Existing Warrants is registered pursuant to effective registration statements on Form S-1 (File Nos. 333-239826 and 333-240226). The gross proceeds to the Company from the Exercise are expected to be approximately $1.27 million, prior to deducting placement agent fees and offering expenses. In consideration for the immediate exercise of the Existing Warrants for cash, the exercising investors will receive new unregistered warrants to purchase up to an aggregate of 21,166,667 shares of common stock of the Company (the “New Warrants”). The New Warrants will have an exercise price of $0.15 per share and an exercise period of five years from the date of issuance.

H.C. Wainwright & Co., LLC (“Wainwright”) is acting as the exclusive placement agent for the Exercise and the issuance of the New Warrants. Pursuant to a letter agreement, dated as of July 21, 2021, by and between the Company and Wainwright (the “Engagement Agreement”), at the closing of the Exercise, the Company will issue to Wainwright (or its designees) warrants to purchase up to an aggregate of 1,481,667 shares of common stock of the Company (the “Placement Agent Warrants”), which equals 7.0% of the aggregate number of shares of common stock issuable to the investor upon the Exercise. The Placement Agent Warrants will have an exercise price of $0.1875 per share and will otherwise have identical terms to the New Warrants. In addition, the Company has agreed to pay Wainwright an aggregate cash fee equal to 7.5% of the gross proceeds received by the Company from the Exercise and the sale of the New Warrants, a management fee of 1.0% of the gross proceeds received by the Company from the Exercise and the sale of the New Warrants, $25,000 for non-accountable expenses and a $15,950 clearing fee.

The closing of the Exercise and the issuance of the New Warrants is expected to occur on or about July 26, 2021, subject to satisfaction of customary closing conditions. The foregoing summaries of the Letter Agreement and the New Warrants, are qualified by reference to the full text of such documents which are filed as exhibits to this report.

Section 3 – Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 is incorporated by reference into this Item 3.02. In connection with the sale of the New Warrants and the Placement Agent Warrants and the shares of common stock issuable thereunder, the Company relied upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, for transactions not involving a public offering.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Exhibit Description
10.1	Form of Letter Agreement
10.2	Form of New Warrant

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SKYE BIOSCIENCE, INC.

Dated: July 22, 2021	/s/ Punit Dhillon
Name: Punit Dhillon
Title: Chief Executive Officer

3